Delisting Determination, The Nasdaq Stock Market, LLC, November 7, 2025, Longevity Health Holdings, Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of Longevity Health Holdings, Inc. effective at the opening of the trading session on December 1, 2025. Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5550(b)(2).The Company was notified of the Staff determination on March 4, 2025.
On March 10, 2025 the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings
Panel (Panel) pursuant to Listing Rule 5815.
Additionally, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5550(a)(2).
The Company was notified of the Staff determination on March 4, 2025.
On April 15, 2025, the hearing was held.
On April 22, 2025, the Panel reached a
decision and a Decision letter was issued on said date.
On April 22, 2025 the Panel reached a decision and decided to grant the Company request to remain on the Exchange so long as the Company met the conditions as outlined in the April 22, 2025 Decision letter.
On May 9, 2025, the Company requested an extension to meet the Panel conditions, which the request was granted on May 19, 2025.
A Decision Modification letter was issued the same day.
The Decision Modification Letter superseded the Decision letter issued on April 22, 2025.
On September 10, 2025, the Panel decided to suspend the Company from the Exchange because the Company abandoned its initial plan to merge with the initial company and instead commenced merger plans with a different company.
While a change in merger partner would have been acceptable to the Panel, the timeline for closing the transactions fell outside the Panel discretionary authority.
Since the merger would not have taken place until after September 2, 2025, and the Company failed to cure the MVLS deficiency, the Panel has no choice but to delist the Company securities from the Exchange.
The Company securities were suspended on September 12, 2025. The
Staff determination to delist the Company securities became final on October 27, 2025.